Exhibit 99.2

Proforma Financial Information
(Unaudited)

The following selected unaudited pro forma financial information is based on the historical financial statements of MobileBits Holdings Corporation and MobileBits Corporation and has been prepared to illustrate the effect of MobileBits Holdings Corporation’s acquisition of MobileBits Corporation. Immediately prior to the merger, MobileBits Holdings Corporation and MobileBits Corporation were controlled by the same controlling interest shareholder.  Accordingly, the merger is a transaction between entities under common control and is accounted for similar to a pooling of interest. .

The pro forma balance sheet gives effect to the merger as if it occurred on October 31, 2009. The pro forma statements of operations give effect to the merger as if it occurred at the beginning of each period. The pro forma information presented may not be indicative of the financial position or results of operations had the transaction been completed at October 31, 2009 or at the beginning of the each of the periods presented, nor is it indicative of the future financial position or results of the combined entity.

MobileBits Holdings Corporation
Proforma Combined Balance Sheet
As of October 31, 2009
(Unaudited)

	MobileBits
	Holdings	MobileBits		Proforma	Proforma
	Corporation	Corporation		Adjustments	Combined
ASSETS
Current assets:
Cash	$5,063	$393,260		$-	$398,323
Prepaid expenses	-	27,500		-	27,500
Total current assets	5,063	420,760		-	425,823

Website, net of accumulated amortization of $274 (MobileBits Corporation)	-	9,605		-	9,605

TOTAL ASSETS	$5,063	$430,365		$-	$435,428

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
Accounts payable and accrued expenses	$-	$125,737		$-	$125,737
Accounts payable and accrued expenses - related party	43,676	76,758		-	120,434
Total current liabilities	43,676	202,495		-	246,171

Stockholders' equity (deficit)
	-	-		-	-
Common stock	2,370	2,141	(1)	(2,000)	3,049
			(2)	2,679
			(3)	(2,141)

Additional paid in capital	36,630	663,822	(1)	2,000	701,914
			(2)	(2,679)
			(3)	2,141

Accumulated Deficit	(77,613)	(438,093)		-	(515,706)
Total stockholders' equity (deficit)	(38,613)	227,870		-	189,257

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$5,063	$430,365		$-	$435,428

(1) To record 2,000,000 shares issued to the sole officer and director of MobileBits Holdings Corporation being returned and cancelled at par value.
(2) To record issuance of 2,678,911 shares of stock to MobileBits Corporation shareholders.
(3) To eliminate MobileBits Corporation’s equity.

MobileBits Holdings Corporation
Proforma Combined Statement of Operations
(Unaudited)

	For the Twelve Months Ended October 31, 2009	For the Period from March 24, 2009 (Inception) through October 31, 2009
	MobileBits Holdings	MobileBits	Proforma	Proforma
	Corporation	Corporation	Adjustments	Combined

General and administrative	$59,296	$437,819	$-	497,115
Amortization Expense	-	274	-	274

Total operating expenses	59,296	438,093	-	497,389

NET LOSS	$(59,296)	$(438,093)	$-	$(497,389)

Net loss per common share - basic and diluted	$(0.03)			$(0.16)

Weighted average common shares outstanding - basic and diluted	2,370,000	-	678,911	3,048,911

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